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                                                                    Exhibit 99.1


                               KINDRED HEALTHCARE

                                 CODE OF CONDUCT

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TABLE OF CONTENTS

Introduction
Compliance Program
     . Program Structure
     . Written Standards
     . Training
     . Reporting Mechanisms
     . Monitoring Systems
     . Adherence to the Code

Code of Conduct
Overview
     . Quality
     . Financial Practices
     . Business Practices
     . Conflicts of Interest
     . Safeguarding of Resources
     . Compliance with Laws

Quality
     Patient and Resident Care
     Patient and Resident Rights and Healthcare Decision-Making
     Professional Standards
     Quality Improvement Initiatives
     Agreements with Independent Contractors

Financial Practices
     Claims
     Bills
     Documentation
     Billing Codes

Business Practices
     Kickbacks and Referrals
     Gifts and Gratuities
     Payments to Government Official

Conflicts of Interest

Safeguarding of Resources
     Protecting Confidential Information
     Responsible Use of Kindred Resources

Compliance with Laws
     Health, Safety and Environmental Laws

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     Workplace Conduct, Equal Employment Opportunity and Discrimination
     Securities Trading
     Antitrust
     Government Requests for Information

Implementation of the Compliance Program
     Adhering to the Code of Conduct
     Resolution of Problems and Concerns
     Compliance Hotline

Summary of the Corporate Compliance Agreement

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INTRODUCTION

Compliance Program
The Kindred Healthcare Compliance Program is a comprehensive strategy to promote ethics and compliance among employees at all levels. The Kindred Healthcare Code of Conduct ("the Code") provides guidance to employees on how to perform job responsibilities ethically and legally. The compliance program has six basic elements.

.. Program Structure - To promote compliance, Kindred has established systems, processes, and compliance committees at every level of the organization, from the corporate office, to the regional offices, to each facility. In addition, Kindred's Compliance Department assists in carrying out the program.

.. Written Standards - Kindred's policies and procedures, along with this Code of Conduct, provide guidance on how to perform job responsibilities ethically and legally.

.. Training - Kindred has established training programs to provide detailed guidance on compliance issues and to make certain that all employees receive the information needed to perform job responsibilities.

.. Reporting Mechanisms - Each employee has an obligation to report possible compliance issues to supervisors or through the Open Door Policy. Our Compliance Hotline (1-800-359-7412) provides another way to report possible compliance issues anonymously or to get answers to compliance-related questions. Issues reported to the Compliance Program are thoroughly reviewed and appropriate corrective action or performance improvement activities are initiated.

.. Monitoring Systems - Internal and external monitoring systems make it possible for Kindred to make certain that written standards and training programs are working to address compliance concerns. These monitoring systems also provide valuable information on how to improve operations.

.. Adherence to the Code - It is important that employees perform their job responsibilities ethically and legally; therefore, adherence to the Code of Conduct is a component of performance reviews. There is disciplinary action for intentional violations of the Code, and it is unacceptable to overlook wrongdoing.

These six elements form the core of the Compliance Program. The program is administered by the Compliance Department and headed by the Corporate Compliance Officer (CCO). The CCO reports directly to the Board of Directors and the department functions independently of the operating divisions.

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CODE OF CONDUCT

Overview
The Kindred Healthcare Code of Conduct describes Kindred's values, standards and expectations that apply to all parts of our operations. The Code defines the relationships Kindred strives to have with patients, residents, employees, shareholders, customers, contractors and the communities in which we work. All employees must follow the standards in this Code for Kindred to grow and prosper in the future.

The Code is designed to provide a general framework to promote ethical and legal behavior in the following areas:

.. Quality - Kindred Healthcare is committed to making quality care the primary consideration in everything we do. Quality is the cornerstone of all activities and should be the driving force behind all decisions and actions. Kindred dedicates itself to continuous quality improvement every day. This means that each employee should always look for ways to work better and more efficiently and to share these ideas with supervisors and colleagues.

.. Financial Practices - Kindred is committed to being truthful and accurate in all records, reporting and billing activities.

.. Business Practices - Kindred Healthcare competes on the basis of the quality and cost-effectiveness of services provided. Kindred will not use gifts, gratuities, bribes or kickbacks to convince others to purchase services or refer patients or residents to facilities.

.. Conflicts of Interest - All employees should avoid situations where personal interests are, or appear to be, in conflict with Kindred's interests.

.. Safeguarding of Resources - Employees are entrusted to safeguard and properly use Kindred Healthcare's assets, such as confidential information, and the assets of others which are in our possession.

.. Compliance with Laws - Kindred is committed to complying with the laws and regulations that govern our operations as a healthcare provider, employer and business. Kindred employees are likewise responsible for complying with these laws.

The Code covers many areas of potentially unethical and illegal behavior, but it is not possible to list all activities that could raise compliance concerns. In many instances, Kindred's policies and procedures provide detailed guidance on how to handle these "gray" situations. But there may be some situations where neither the Code nor Kindred's policies provide the guidance needed to act ethically or legally. In these cases, employees should consult a supervisor, manager or the Compliance Department to be sure that decisions made and actions taken reflect Kindred's values and commitment to compliance.

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Kindred has high expectations and standards. Each employee must review and observe the Kindred Code of Conduct to ensure that conduct and actions are consistent with Kindred's commitment to excellence. Employees can help promote Kindred Healthcare's success by following the standards detailed in the Code. Violating the Code is a serious matter that can lead to disciplinary action, up to and including discharge.

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QUALITY

Patient and Resident Care
Kindred is committed to providing high-quality care in the most appropriate setting. Each employee should strive to provide the best possible care, based on the identified needs of patients and residents and in the most cost-effective manner.

Kindred is subject to many federal, state and local laws on quality. Accreditation standards also apply to certain Kindred facilities. Kindred is committed to providing quality care in compliance with all applicable laws, regulations and standards related to patient and resident care.

Patient and Resident Rights and Healthcare Decision-Making
Patients, residents and their families entrust Kindred Healthcare with the care and well-being of those who, in many instances, are seriously ill. Each patient and resident is an individual entitled to dignity, consideration and respect. Patient or resident abuse or neglect is not tolerated. Kindred employees are responsible for reporting any instances of observed or suspected abuse or neglect to a supervisor.

Kindred's policies and procedures provide detail on patient and resident rights. Many patients and residents in our facilities have impaired or limited decision-making abilities due to injury, illness or disease. Employees should always respect the rights of patients and residents and their families to participate in healthcare decisions and must inform them of their rights, as required by law. This includes the right to participate in decisions on whether to consent to or refuse treatment. In certain instances, a patient's or resident's decision regarding care may conflict with Kindred's policies. These kinds of ethical issues should be reviewed under Kindred's policies and procedures and applicable state and federal laws.

Kindred Healthcare will respond to patient or resident concerns or complaints concerning admission, treatment, discharge or the quality of care. Each employee is responsible for identifying and responding to such complaints or concerns. Any concerns should be brought to the attention of supervisors or the Compliance Department. All concerns should be reviewed, investigated and responded to in a timely manner.

Professional Standards
Kindred's strength lies in the caliber and commitment of its employees. To deliver on Kindred's commitment to quality, employees should work toward the highest degree of performance, behave professionally at all times, and promote high standards and integrity.

At Kindred, only qualified individuals may provide patient or resident care in our facilities. Kindred will ensure that caregivers have the appropriate qualifications to perform job duties professionally and in a manner consistent with Kindred's high standards. All positions requiring licenses or certifications will be filled with employees who have the appropriate credentials. In addition, Kindred will not hire any individual

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who has been excluded from participating in the Medicare and Medicaid programs.
Kindred has detailed policies on how to determine whether an applicant has been subject to such exclusion.

Kindred expects each employee to observe the highest ethical and legal standards. Employees should always act honestly and in good faith, strive for excellence in performing job duties, observe all laws and regulations governing Kindred's business, and use Kindred's assets only for legitimate and ethical business purposes. This includes using all work time to the advantage of patients or residents or other Kindred endeavors and always putting forth the best effort on the job.

Quality Improvement Initiatives
Quality is not only an end, but also a means to an end. This is why Kindred dedicates itself to continuous quality improvement. These activities also assist in identifying best practices and disseminating them throughout the organization. Kindred focuses on training as well as policies and procedures to achieve quality care and quality outcomes, and at the same time recognizes that the road to quality is full of opportunities for improvement. Kindred employees should continuously strive to improve performance and operations. Kindred offers many chances to enhance job performance through additional training opportunities.

Agreements with Independent Contractors
Kindred is committed to maintaining integrity and quality when independent contractors provide services on Kindred's behalf. Independent contractors must agree to adhere to laws and regulations and Kindred's Compliance Program when providing services or performing billing on Kindred's behalf. In addition, independent contractors providing patient or resident care on Kindred's behalf must show proof of licensure, certification or other evidence of provider competency.

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FINANCIAL PRACTICES

Kindred's policy requires financial documents, records and bills to be accurate, complete and truthful. Employees must follow any legal requirements, established financial standards and generally accepted accounting principles in completing all financial records. If the accuracy or reliability of information is unclear or in doubt, all necessary steps must be taken to make appropriate corrections. Particular care should be taken to ensure compliance in the following areas:

.. Claims - All claims for payment must be supported by adequate documentation. Any claim submitted to the government or any other payer must contain truthful information.

.. Bills - Bills must reflect only services actually rendered and be fully documented in the medical record.

.. Documentation - Proper documentation must show that the services were actually provided and that billing information contained on the bill is accurate before making payment for services or seeking payment for services provided.

.. Billing Codes - Billing codes must accurately describe the services provided. Any inaccuracies in bills already submitted must be immediately reported to a supervisor so that appropriate corrections can be made.

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BUSINESS PRACTICES

Kickbacks and Referrals
Many federal and state laws prohibit accepting or providing anything of value to induce the referral of patients, residents or business or in return for obtaining services or supplies. Therefore, Kindred employees must not accept or offer to provide anything of value in exchange for the direct or indirect referral of patients, residents or business, or in return for buying services or supplies.

These laws pertain to all Medicare and Medicaid business and, in some states, to private-pay business as well. Violation of these laws may be a crime and can result in substantial penalties for both Kindred Healthcare and individual employees.

It is difficult to identify all the situations that may raise fraud and abuse concerns. Prohibitions include the following:

.. Payments may not be made to referral sources (e.g., physicians or referral facilities) that exceed the fair market value of services provided. Likewise, Kindred may not accept payments that exceed the fair market value of services provided in cases where Kindred is the referral source.

.. Kindred will not give free or discounted goods or services to referral sources or accept free or discounted goods or services in cases where Kindred is the referral source. This includes free or discounted services or supplies such as x-ray, laboratory, ambulance, pharmacy, therapy, and dietary services and supplies.

.. Kindred will not make payment arrangements with vendors, suppliers or others in a position to make referrals where reimbursement is based on the amount or volume of business referred rather than the value of the services provided.

To ensure compliance with these laws, Kindred requires that all agreements with referral sources and purchasers of Kindred's services in cases where Kindred is the referral source be put in writing. Contracts not already pre-approved by Kindred's Law Department must be submitted for legal review before the agreements are finalized. Any questions or concerns about whether a particular arrangement is permissible under these laws should be directed to Kindred's Law Department or the Compliance Department.

Gifts and Gratuities
If someone from outside of Kindred offers gifts or items of value, it could be perceived as improper because it may mean the donor expects special treatment in exchange for the gift. Therefore, Kindred does not permit acceptance of gifts or gratuities of more than nominal value from vendors or others doing business with Kindred. We should politely refuse gifts or gratuities exceeding nominal value.

Likewise, Kindred does not permit the giving of gifts of more than nominal value to vendors or others doing business with the company. Employees should consult Kindred

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policies which provide more detailed guidance on the subject of gifts and gratuities. Employees may also consult supervisors and, if necessary, the Compliance Department.

Payments to Government Officials
Federal law and the laws of most states prohibit giving anything of value to government officials with the intent to influence the decisions of the government. Kindred's policy is that nothing of value may be given to federal or state government officials.

Likewise, federal law prohibits corporations from contributing anything of value to the political campaign of anyone running for federal office. State laws vary on whether corporations can contribute to the political campaign of individual candidates. Kindred's policy is that the organization will not contribute anything of value to the political campaign of any person running for federal office. The Vice President of Government Programs must pre-approve Kindred's contributions to the political campaign of individuals running for state office. These laws and policies do not preclude contributions by Kindred's Political Action Committee (PAC) to support political candidates.

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CONFLICTS OF INTEREST

Kindred employees should not engage in any activities that conflict with the interests of Kindred patients or residents. It is impossible to describe all of the situations that may give rise to a conflict of interest, but some examples include:

.. A Kindred employee accepts outside employment in an organization that does business with Kindred or is a competitor of the organization and it interferes with the employee's commitment to Kindred's professional standards. While certain employees, such as nurses, are not prohibited from working shifts at another facility, this additional work should be discussed with supervisors.

.. A Kindred employee or an immediate family member (parent, sibling, child and spouse) has a financial interest in a firm that does business with Kindred Healthcare or is a competitor of the organization where the interest may affect the employee's decisions or action.

.. A Kindred employee or an immediate family member serves as a director, officer, employee, consultant or agent of an organization which is a competitor of or does business with Kindred Healthcare.

.. A Kindred employee or an immediate family member uses any confidential information about Kindred for personal gain or the benefit of others.

.. A Kindred employee or an immediate family member appropriates for personal use the benefit of any Kindred business venture which the employee learns about while working at Kindred.

.. A Kindred employee accepts gifts from any person or firm doing or seeking to do business with Kindred under circumstances where it appears that the purpose of the gift may be to influence the conduct of business with the donor.

Kindred employees have a responsibility to put the interests of Kindred and patients and residents ahead of any other business interests they may have. Any potential conflicts of interest should be disclosed to supervisors. This includes any additional employment accepted while working for Kindred.

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SAFEGUARDING OF RESOURCES

Protecting Confidential Information
Kindred Healthcare must maintain the confidentiality of all information obtained on the job. Confidential information should not be shared with anyone inside or outside of Kindred, except as necessary to perform work and only after proper authorization has been obtained. This confidentiality obligation continues even after transfer to another Kindred Healthcare department or facility or after employment with Kindred has ended.

.. Patient and Resident Information - Federal and state laws require Kindred Healthcare to protect the confidentiality of information concerning patients and residents under our care. Only people authorized by federal and/or state law may have access to patients' or residents' medical records and other patient or resident information.

For example, access to the medical record and other patient or resident information may be appropriate for direct caregivers and billing personnel because they may need such information to provide care or submit bills for services provided. It also may be appropriate for the patient or resident and his or her physician and legal representative to have access to the information. Patient or resident information should not be released to anyone outside of Kindred, unless the patient or resident or his or her legal representative first provides written consent. Supervisors should be contacted if there is any question concerning the appropriateness of access to patient or resident information.

.. Company Information - Confidential information about Kindred Healthcare's business strategies and operations is a valuable asset and is intended for use only within Kindred. All information concerning Kindred's finances, operations, products, policies, customers, development plans, computer programs and related information should be treated as proprietary and confidential. Such information should not be released to anyone outside of Kindred Healthcare, such as competitors, suppliers or outside contractors.

.. Employee Information - Kindred employee and personnel files are also confidential. Only individuals authorized according to Kindred policy and state and federal law will have access to employee records.

Responsible Use of Kindred Resources
.. Property, Equipment and Supplies - Employees should use Kindred resources for authorized business purposes only. Kindred's assets, property, facilities, equipment and supplies should be protected against loss, theft, damage and misuse.

.. Kindred Funds - Employees entrusted with the direct handling of Kindred's funds (e.g., petty cash or accounts receivable) are responsible for the integrity and accuracy of those monies and records.

.. Computers and Computer Software - Kindred employees must use Kindred's electronic resources responsibly. Computers, software and electronic mail provided by Kindred

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should be used for work purposes only. Kindred may access this information in the ordinary course of business, as permitted by applicable law.

Care should be taken when electronic mail is used to communicate about confidential, proprietary or sensitive legal or financial matters since this material could be accessed at a future time by third parties, even if the electronic mail has been deleted.

Kindred's policy is that employees use computer software only as permitted by license agreements. Kindred employees may not use or duplicate computer software without a license or proper authorization from the software developer.

.. Work Time - Employees should spend work time to the advantage of Kindred patients and residents or for other work-related activities. It is not permissible to use work time for outside work, personal errands or any activity not related to Kindred Healthcare's services.

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COMPLIANCE WITH LAWS

Health, Safety and Environmental Laws
Kindred Healthcare is committed to complying with all federal, state and local health, safety and environmental laws. Kindred employees are responsible for ensuring that our offices and facilities comply with these laws, including laws regarding:

.. handling and disposal of infectious materials, such as syringes

.. use of medical equipment

.. use of personal protective equipment to prevent the spread of infectious diseases

.. storage, security, handling and disposal of hazardous materials

Workplace Conduct, Equal Employment Opportunity and Discrimination Kindred's policies on workplace conduct, equal employment opportunity and discrimination are described in detail in the Kindred Healthcare Employee Handbook. The Handbook should be consulted for detail on these policies.

Kindred is an equal opportunity/affirmative action employer. Kindred's policies, procedures and personnel programs are administered without regard to race, color, religion, sex, age, sexual orientation, national origin, disability or veteran status. To further the principle of equal opportunity, Kindred has developed affirmative action plans for minorities and women, individuals with disabilities, and Vietnam-era and disabled veterans. In addition, Kindred complies with applicable federal, state and local laws governing nondiscrimination and harassment in employment at every Kindred location. The policy applies to recruitment, placement, promotion, transfer, retention and training, as well as to all other privileges, personnel programs, Kindred Healthcare policies, procedures, and terms and conditions of employment.

Kindred employees share responsibility for preventing discrimination and harassment. Any knowledge of discrimination or harassment should be discussed immediately with a supervisor or manager, facility administrator, district or regional manager, director of operations or regional vice president. Kindred's policies prohibit taking any kind of retaliatory action against those who report discrimination or harassment.

Securities Trading
Kindred employees and immediate family members should not buy or sell Kindred Healthcare stock (or the stock of any company with which Kindred has or is considering a relationship) if they have "material information" that the rest of the investing public does not. "Material information" means information that a reasonable investor would consider to be important in a decision to buy, hold or sell stock. Examples of material information include information regarding Kindred's future earnings, Kindred's intent to buy back or sell its stock, significant acquisitions or dispositions, changes in

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management, or forthcoming articles or reports about the organization. Also, employees should not pass this type of information on to anyone else.

Certain Kindred employees (vice presidents and corporate directors) must obtain clearance from Kindred's Law Department before buying or selling Kindred stock. Even employees not subject to this pre-clearance policy may not buy or sell Kindred stock, if they have information that might be considered material to an outside investor, until that information is available to the public at large.

Antitrust
Kindred's policy is to comply with the letter and spirit of the antitrust laws of the United States. These laws are designed to foster free and open competition in the marketplace. Kindred employees should not participate in any discussion, understanding, agreement, plan or scheme -- formal or informal -- with any competitor or potential competitor which restricts competition. Examples of activities that could violate the antitrust laws include making arrangements or having discussions with competitors about prices, price levels, market territories, or refusing to deal with certain customers or other competitors.

Government Requests for Information
Kindred's policy is to comply with every reasonable and lawful request by federal, state and local government officials for information and documents. These requests might include information related to patient or resident care, billing and financial practices and related operational or financial issues. While Kindred will comply with these requests, the law does not require disclosure of certain information.

Examples of information that might not be subject to disclosure include, but are not limited to:

.. certain patient or resident information that might be protected by medical record privacy laws

.. certain quality assurance information compiled by Kindred facilities to comply with federal and state requirements

.. certain information collected as part of Kindred's peer review process to review and evaluate the credentials of healthcare providers furnishing services in Kindred facilities

Please consult supervisors or the Law Department if there is any question concerning whether information or documents requested by a government official should be disclosed.

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IMPLEMENTATION OF THE COMPLIANCE PROGRAM

Adhering to the Code of Conduct
Kindred employees must review and observe the Kindred Code of Conduct. Every employee is responsible for reporting suspected violations of the Code. It is not acceptable to overlook actual or potential wrongdoing.

Resolution of Problems and Concerns
Compliance-related concerns should be addressed by following Kindred's Open Door policy outlined in the Employee Handbook. This policy encourages employees to contact immediate supervisors and, if necessary, to proceed up the chain of command to reach an acceptable resolution.

Compliance Hotline
If the Open Door process is inappropriate or ineffective, or if an employee desires anonymity in seeking information or reporting a concern, Kindred has a Compliance Hotline (1-800-359-7412). The Compliance Hotline is designed to permit any employee to call and report a compliance-related concern or to obtain clarification on compliance issues. A Compliance Representative in the Compliance Department answers the Hotline. The Compliance Representative will remind callers that they are not required to identify themselves. If there is no way to respond to the inquiry without identification, callers have the option of revealing their identity so that appropriate action can be taken. Kindred will make every attempt to preserve callers' anonymity within the limits of the law.

Kindred Healthcare takes seriously any issue reported to the Hotline. It is therefore very important to use the Hotline appropriately. Employees who intentionally misuse the Compliance Hotline may be subject to disciplinary action.

Kindred employees who, in good faith, report a possible violation of this Code must not be subjected to retaliation, retribution or harassment by Kindred or any of its employees. Any supervisor, manager or employee who conducts or condones retribution, retaliation or harassment in any way will be subject to disciplinary action up to and including discharge.

All new employees will review the Kindred Healthcare Code of Conduct during orientation. The Code will also be reviewed annually with all employees during general compliance training.

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SUMMARY OF THE CORPORATE COMPLIANCE AGREEMENT

Kindred Healthcare entered into a Corporate Compliance Agreement (CCA) with the Office of the Inspector General (OIG) of the Department of Health and Human Services on July 24, 2000. Under the agreement, one of the first of its kind in the healthcare community, Kindred has implemented a comprehensive internal quality improvement program in all Kindred hospitals and nursing centers, as well as in the regional, district and corporate offices. The agreement also calls for an internal system of financial controls to ensure accurate claims submission to federal, state, and private payers. Kindred's Compliance Program includes many of the standard features of compliance programs recommended by the
OIG: the Compliance Department is independent of divisional operations; there is a compliance hotline in place to receive reports of noncompliance; and there are policies and procedures in place to ensure compliance with federal and state healthcare programs. In addition to these basic elements, there are five areas of the Compliance Program addressed in the CCA and summarized below.

Quality Improvement
Kindred has expanded and enhanced its existing internal quality improvement plan. This plan includes formalizing quality improvement committees at the board of directors, corporate, regional, and, most important, facility levels. Quality improvement activities at each level are directed by these committees. The committees meet regularly to review quality-related data, including the CHSRA Quality Indicators, developed by the Center for Health Systems Research and Analysis at the University of Wisconsin. The committees also consider internal data in key quality areas, such as pressure sores, weight loss and falls, and data related to staffing and staff turnover. While data analysis is important, it is not an end in itself. The primary purpose of data analysis is to act on the results and guide quality improvement initiatives. Consistent with this idea, the committees work to identify areas where corrective actions are required, oversee implementation of the corrective actions, and ensure that quality initiatives are continually pursued over time.

The committees also oversee development and implementation of quality-related policies, processes, and training. An important aspect of the committees' work is to identify facilities that are "at-risk" from a quality perspective and to ensure actions are taken to improve the performance of these facilities. Equally important, the committees also identify facilities that perform well on quality dimensions so that best practices can be identified and disseminated across Kindred's network. In addition to these quality of care compliance committees, Kindred has also formed financial compliance committees to ensure that the organization's financial practices are consistent with the agreement and to maintain sound fiscal stewardship.

Written Standards
Written standards play a significant role in developing a culture of compliance in a large organization like Kindred. Kindred's Code of Conduct, and policies and procedures serve to guide employees on how to perform their jobs ethically and legally. Kindred's updated

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written standards are available to all Kindred employees. Employees are also required to certify that they have read, understood, and will follow the principles in Kindred's Code of Conduct. Kindred has also examined and established policies and procedures regarding its Compliance Program and its compliance with federal and state regulations. Consistent with quality improvement initiatives, the agreement requires Kindred to review policies and procedures annually or more often as regulatory changes occur.

Training
Kindred's Compliance Program also provides training for each of its employees nationwide. Although most Kindred employees already undergo many hours of on-the-job training, this aspect of Kindred's Compliance Program helps to standardize the content and quality of training across the entire system.

Each employee participates in a minimum of two hours of general compliance training annually. Those employees with patient or resident care or billing responsibilities also undergo a minimum of two hours of specific training, which focuses on tasks related to each person's particular job responsibilities. Additionally, those with patient or resident care responsibilities participate in an additional two hours of training on those clinical issues identified by the quality improvement committees.

To help ensure that training is standardized company-wide and that each employee is participating in the required training, Kindred has developed an online training education tracking system. Each facility will be able to track the required training of each facility employee. Additionally, the tracking system provides online access to all course outlines and materials. Kindred also has an online distance learning application to administer training to the field via the organization's Intranet.

Internal Review and Monitoring
Kindred has established a program of internal audits and monitoring to ensure that patients and residents are receiving quality care, financial practices are accurate, and the CCA is being implemented appropriately and fully. This internal monitoring is conducted and coordinated by the Compliance Department, which functions independently of Kindred's operating divisions and is comprised of a team of clinicians and financial reviewers.

Kindred's Compliance Department staff conduct a variety of compliance review and monitoring activities, including off-site data review, on-site monitoring visits, and investigations of specific quality or finance issues that arise. In addition to these monitoring activities, Compliance staff serve as "consultants" in program design and operation. Compliance staff also play a pivotal role in developing and delivering training and education. Kindred's Compliance staff also conducts internal financial reviews and audits. These financial reviews include such things as ensuring accuracy of MDS assessments and proper assignments of RUGs categories, appropriate utilization of services and the accuracy of cost reports, and the cost reporting process. Compliance staff conduct these reviews on an ongoing basis and make reports annually to the Board of Directors and the OIG.

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External Review and Monitoring
Kindred has also established a contractual relationship with a "quality monitor." The primary purpose of this monitor is to assess the integrity and effectiveness of Kindred's internal quality improvement system. Kindred has also engaged a financial independent review organization (IRO), which is typically required in a CCA. The quality monitor and the financial IRO will make reports to the OIG on Kindred's compliance with the terms of the agreement.

The activities of the quality monitor are not meant to replace or conflict with the activities of regulatory authorities, such as HCFA or state survey agencies. In fact, the agreement explicitly calls for the separation of these processes. Moreover, the monitor does not replicate the regulatory role to assess Kindred's compliance with quality standards codified in state and federal regulations. While the monitors will conduct on-site visits to observe care, they will also review quality-related data and perform on-site visits to ensure that Kindred's facilities are actively engaged in a quality improvement process. The quality monitor will also evaluate the extent to which the regional and corporate quality functions are performing in an integrated manner.